SEPARATION AGREEMENT

This Separation Agreement ("Agreement"), is made and entered into as of the Effective Date (as defined in Section 11 hereof), by and between Christopher T. Weber ("Employee") and Halliburton Company ("Employer" or Halliburton"), for and on behalf of itself, its subsidiaries, and its affiliated companies, (collectively, the "Halliburton Entities").

WHEREAS, Employee's employment with Employer will terminate on November 9, 2018 (the "Separation Date") and Employee will resign from all positions with Employer and the other Halliburton Entities, including Employee's position as Executive Vice President and Chief Financial Officer, effective as of such Separation Date; and

WHEREAS, Employer and Employee entered into an Executive Agreement dated June 22, 2017, which set forth the terms of Employee's employment with Employer (the "Executive Agreement");

WHEREAS, Employer and Employee desire to set forth the terms of Employee's separation and termination of employment, and continuing obligations following the Separation Date, including, without limitation, obligations relating to the treatment of confidential information and protection of Employer's interests and goodwill; and

WHEREAS, the parties desire to avoid the expense, delay and uncertainty attendant to any claims which may arise from Employee's termination of employment with Employer and/or any of the other Halliburton Entities; and

WHEREAS, Employee desires to release any claims or causes of action Employee may have arising from or relating to Employee's employment or service or termination of such employment or service with Employer or any of the Halliburton Entities.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, Employee and Employer agree as follows:

1.          Resignation.  Employee will resign from employment with Employer and any other Halliburton Entities on the Separation Date. Employee shall be entitled to base salary through the Separation Date, and unused vacation pay for 2018, but shall not be entitled to any other payments or benefits by or on behalf of Employer, except for those which may be payable pursuant to the terms of Employer's or Halliburton's compensation and benefit plans in accordance with their respective terms, or except as otherwise provided herein. Employee agrees to sign letters of resignation not inconsistent with the terms of this Agreement, as requested by Employer. Employee acknowledges that, from and after the Separation Date, Employee shall have no authority to, and shall not, act as an officer, employee or in any other capacity for Employer or any Halliburton Entity.

2.          Obligations of Employee. In addition to the other obligations set forth in this Agreement, Employee agrees that:

(a)          In accordance with Employee's existing and continuing obligations, Employee agrees and acknowledges that the various Halliburton Entities have developed and own valuable information which is confidential, unique and specific to the Halliburton Entities ("Confidential Information") and which includes, without limitation, trade secrets, confidential and/or proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, but not limited to, the Halliburton Entities' strategies, methods, products, software, books, records, data and technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning their vendors, customers and business affiliates. Employee agrees that such Confidential Information constitutes valuable, special, and unique assets, which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors.  Employee further agrees that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position.  Employee shall not, at any time, use, publish, disclose, claim ownership of, communicate, divulge or send to others, access, or take, any Confidential Information of Employer or its affiliates, including Employer's vendors, consultants, joint ventures, or customers, except to the extent needed to carry out Employee's obligations hereunder, or as otherwise authorized in writing by Employer.  Employee acknowledges and agrees that any unauthorized use or disclosure of such Confidential Information would cause irreparable harm to Employer.  Confidential Information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a use or disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized to the extent (i) it is required by law or by a court of competent jurisdiction or (ii) it is required in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, subject to Section 8(b), to the extent practicable and lawful in any such event, give prior notice to Employer of Employee's intent to disclose any Confidential Information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate, and that Employee shall limit any such disclosure to that required by the foregoing circumstances.

(b)          All written and electronic materials, records, and other documents and information made by, or coming into the possession of, Employee during the term of Employee's employment that contain or disclose any Confidential Information of Employer or its affiliates, and any and all proprietary rights of any kind thereto, including without limitation all rights relating to patents, copyrights, trade secrets, and trademarks, shall be and remain the sole and exclusive property of Employer, or its affiliates, as the case may be.  Accordingly, Employee agrees to leave in Employee's office or deliver to Employer on or before the Separation Date all correspondence, memoranda, notes, records, data or information, analyses, or other documents (including without limitation any computer-generated, computer-stored or electronically-stored materials), and all copies thereof, made, composed or received by Employee, solely or jointly with others, and which are in Employee's possession, custody or control and which are related in any manner to the past, present or anticipated business of any of the Halliburton Entities. In this regard, Employee hereby grants and conveys to Employer all right, title and interest in and to, including without limitation, the right to possess, print, copy and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings, data, information or other documents in writing or in electronic format, and copies, abstracts or summaries thereof, which may have been prepared by Employee or under Employee's direction or which may have come into Employee's possession in any way during the term of Employee's employment with any of the Halliburton Entities which relate in any manner to past, present or anticipated business of any of the Halliburton Entities.

(c)     Employee represents and acknowledges that Employee has no claim or right, title or interest in the property or assets of any of the Halliburton Entities. On or before the Separation Date, Employee will deliver any such property in Employee's possession or control, including, without limitation, any computers, USB data storage devices, memory cards, backup drives or any other data storage devices, cellular telephones, iPhone, Blackberry, credit cards, telephone cards, office keys and security badges furnished by any of the Halliburton Entities for Employee's use, unless otherwise expressly authorized in writing by Employer.

(d)     Employee represents that Employee has not emailed to any potential employer, competing business, third party, or to Employee's personal email address any Confidential Information from any Halliburton Entity's database.  Employee also agrees that Employee has not uploaded or caused to be uploaded to any online electronic data storage site (e.g., "cloud" storage sites) any Confidential Information.

(e)     Employee agrees to an orderly transition of duties and will provide appropriate details to Employer concerning all of Employee's current business activities and duties.

(f)     Employee agrees that Employee will not make any public statement that would adversely affect the business of Employer or any other Halliburton Entity in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits pursuant to this Agreement.  Employee agrees that Employee will not disparage, criticize, or speak negatively about Employer or any other Halliburton Entity or their decisions or actions, about Employer's or any other Halliburton Entity's products, services, or operations, about any of Employer's or any other Halliburton Entity's past, present, or future directors, officers, or employees or any of their actions or decisions, or about Employer's or any other Halliburton Entity's customers.

(g)          Employee agrees to continue Employee's cooperation and assistance with respect to any existing and/or new litigation and other disputes, as well as internal and governmental investigations, if any, which relate to Employee's activities with Employer. This cooperation and assistance may include, but is not limited to, meeting with Employer's counsel, reviewing documents, and providing testimony.

3.          Obligations of Employer.  Subject to the Agreement becoming effective as hereinafter provided, and in consideration of Employee's continuing obligations and covenants as set forth in Sections 2, 4 and 8 hereof, Employer agrees as follows:

(a)          Severance Payment.  As soon as reasonably practicable following the later of the Separation Date or the Effective Date, Employer will, subject to the terms and conditions of Section 4 below, make a severance payment in the amount of $1,400,000 to Employee to be paid in a single lump sum, less applicable withholding taxes (the "Severance Payment").  Employee acknowledges that such payment is subject to Section 4 and exceeds and fully satisfies any claim for severance pursuant to any agreement with or severance plan or program maintained by Employer or any Halliburton Entity or under any law governing Employer or any of the Halliburton Entities. In the event that Employee is entitled to termination benefits, whether for severance pursuant to any agreement with or severance plan or program of Employer or any of the Halliburton Entities or under any law governing Employer or any of the other Halliburton Entities, that cannot be voluntarily released by Employee, the severance payment set forth in this paragraph shall be offset and reduced by any such benefits.

(b)          Annual Performance Pay Plan.  Employee shall cease to be a participant in the Annual Performance Pay Plan ("CVA") for 2018 as of the Separation Date.  Subject to the terms and conditions of Section 4 below, any annual incentive compensation earned under the CVA for the 2018 plan year will be subject to proration and shall be paid to Employee at the time that incentive compensation amounts for the 2018 plan year, if any, are paid to the other CVA participants.

(c)          Performance Unit Program.  Employee acknowledges that Employee's participation under the Halliburton Company Performance Unit Program ("PUP") for the 2017 and 2018 PUP cycles will end as of the later of the Separation Date or the Effective Date and Employee's rights to any potential payment for either cycle shall be forfeited.

          (d)          Supplemental Executive Retirement Plan Benefit.  Employee acknowledges that on the later of the Separation Date or the Effective Date, Employee's unvested benefit under the Supplemental Executive Retirement Plan (the "SERP") shall be forfeited in accordance with the terms and conditions of the SERP.

(e)          Equity Awards.  (i) Stock Options.  Effective with the later of the Separation Date or the Effective Date, Employee's rights to the stock options granted to Employee under the Halliburton Stock and Incentive Plan (the "SIP) shall be treated in accordance with the terms of the underlying stock option agreements, after which Employee may exercise such options, if at all, as permitted by such stock option agreements and for the length of time permitted thereby.  (ii) Stock.  All shares of Halliburton restricted stock or restricted stock units ("RSUs") issued to Employee under the SIP as to which restrictions have not lapsed as of the later of the Separation Date or the Effective Date shall be vested and Employee shall be allowed to retain all such shares or RSUs subject to Employee's satisfaction of the terms and conditions of this Agreement, including the terms and conditions of Section 4 below.  Employee acknowledges that it may take Fidelity, the SIP administrator, up to sixty (60) days to process and reflect the retained shares of Halliburton stock in Employee's account with Fidelity.

(f)          Payment in Lieu of Outplacement and Financial Planning.  As soon as reasonably practicable following the later of the Separation Date or the Effective Date, Employer will, subject to the terms and conditions of Section 4 below, make a payment to Employee of $15,000 in lieu of outplacement and financial planning services to be paid in a single lump sum, less applicable withholding taxes.

(g)          Employer acknowledges that Employee is a participant in certain retirement and welfare benefit plans and programs of Employer and Halliburton and that nothing herein contained shall be construed as a waiver of the benefits to which Employee is otherwise entitled, except for severance benefits, in accordance with such plans' respective terms.

(h)          The cash payment to be made to Employee under Section 3(a) will be made as soon as administratively practicable following the later of the Separation Date or Effective Date, but no later than sixty (60) days after such date.  Applicable withholding taxes will be deducted from all payments due Employee hereunder.

4.          Employee's Covenants.  If Employee fully satisfies the covenants and promises contained in this Section 4, Employee shall be eligible to receive and retain the Severance Payment, the amount, if any, payable under the CVA, and the retained shares of Halliburton stock or RSUs (collectively referred to herein as the "Section 3 Benefits"). The Section 3 Benefits are all in consideration of Employee's post-employment covenants and promises contained in this Section 4 as follows:

(a)          Confidential Information and Goodwill. Employee acknowledges that Employee has received Confidential Information from the Halliburton Entities during Employee's employment and Employee reaffirms Employee's continuing obligations under Section 2(a) above with respect to the treatment of such Confidential Information. Employee agrees and acknowledges that the Halliburton Entities have developed and own and will develop and own valuable Confidential Information and that the Halliburton Entities have developed and will continue to enjoy substantial goodwill unless disturbed by Employee. Employee further agrees and acknowledges that the Halliburton Entities, and Employer on their behalf, have a substantial and legitimate interest in protecting their Confidential Information and goodwill. Employee further agrees and acknowledges that the provisions of this Section 4 are reasonably necessary to protect the Halliburton Entities' legitimate business interests and are designed particularly to protect Confidential Information and goodwill.  The two-year restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Employee is in violation of the Agreement.

(b)          Promise Not to Solicit Customers. In consideration of the consideration provided herein, Employee agrees that, for a period of two (2) years following the later of the Separation Date or the Effective Date, the Employee shall not, anywhere in the world, directly or indirectly, either (a) solicit, encourage, or induce to terminate or reduce its business with Employer, or (b) provide any products and/or services that compete directly with products and/or services provided, marketed, and/or under development by Employer at any time during the two (2) years preceding the termination of Employee's employment, in both cases, to any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer's products and/or services, or with whom the Employee had any substantial dealings while Employee was employed by Employer, during the two (2) years preceding the Employee's termination of employment with Employer.

(c)          Protection of Employer's Interests and Goodwill. In consideration of the consideration provided herein and so as to enforce the confidentiality obligations contained herein, Employee agrees that for the two (2) year period following the later of the Effective Date or the Separation Date, Employee shall not engage, directly or indirectly, either as a proprietor, stockholder, partner, director, officer, member, employee, consultant, or otherwise,  (i) in any existing or future business or in any existing or future division or unit of a commercially diverse business enterprise, anywhere in the world that is owned in whole or in part or effectively controlled by any of the following companies: Baker Hughes Incorporated, BJ Services, Black Mountain Oil and Gas, C&J Energy Services, Calfrac Well Services Ltd., Expro International Group, Plc., Exterrna Holding Inc, FTS International, General Electric, Keane Group, Liberty, National Oilwell Varco, Inc., OneStim (or any other Schlumberger/Weatherford joint venture), ProPetro Services, Inc., RockPile Energy Services, RPC, Inc (Cudd Energy Services), Schlumberger Ltd, Superior Energy Services, Inc., Trican, U.S. Well Services, Vista, Weatherford International Ltd. or any of their respective successors (each, a "Specified Competitor") or (ii) any existing or future business operating in North America or in any of the ten countries outside of North America that produced the highest revenues for Employer in the year preceding Employee's termination of employment that offers, sells, or provides equipment, products or services that compete with Employer's equipment, products or services (each, a "Competitive Business").  Employee agrees that the global nature of item 4(c)(i) above as it applies on a limited basis (i.e., only to the Specified Competitors) is reasonable in light of the position of the Employee at Employer, and the Confidential Information at issue. Nothing in this Section 4(c) shall prohibit Employee and Employee's affiliates from owning, as passive investors, in the aggregate not more than five percent of equity securities of any Competitive Business.

(d)          Promise Not to Solicit Employer's Employees. In consideration of the consideration provided herein, Employee further agrees that Employee will not, during the two (2) year period following the later of the Separation Date or the Effective Date, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by Employer during the six (6) month period immediately preceding or following Employee's termination of employment ("Former Employee") or (ii) employed by Employer ("Current Employee").  The term "solicit" includes, but is not limited to, the following (regardless of whether done directly or indirectly):  (a) requesting that a Former or Current Employee change employment; (b) informing a Former or Current Employee that an opening exists elsewhere; (c) assisting a Former or Current Employee in finding employment elsewhere; (d) inquiring if a Former or Current Employee "knows of anyone who might be interested" in a position elsewhere; (e) inquiring if a Former or Current Employee might have an interest in employment elsewhere; (f) informing others of the name or status of, or other information about, a Former or Current Employee; or (g) any other similar conduct, the intended or actual effect of which is that a Former Employee affiliates with another employer or a Current Employee leaves the employment of Employer.

(e)          Employee's Representations and Agreements. Employee agrees that (a) the covenants contained in this Agreement are necessary for the protection of Employer's business, goodwill, customer and employee relationships and Confidential Information, and (b) the compensation and other consideration received by Employee are based on the parties' agreement to such covenants. Employee represents and warrants that the time, scope and geographic area restricted by the provisions of this Section 4 are reasonable, that the enforcement of the restrictions contained herein will not be unduly burdensome on Employee, and that Employee will be able to earn a reasonable living while abiding by the terms imposed herein. Employee agrees that the restraints created by the covenants in this Section 4 are no greater than necessary to protect the legitimate interests of the Halliburton Entities, including their Confidential Information and goodwill. In addition, Employee agrees that the need of the Halliburton Entities for the protection afforded by such covenants is not outweighed by the hardship to Employee, nor is any injury to the public likely to result from such restraints. Employee irrevocably waives all defenses to the strict enforcement of the covenants contained in this Section 4 and agrees that Employee's breach or violation of the covenants not to solicit or compete as set forth in Sections 4(b) and (c), or any threatened breach or violation thereof, shall entitle Employer, on  its own behalf or on behalf of  any of the Halliburton Entities, as a matter of right, to an injunction issued by any court of competent jurisdiction, without the requirement to post a bond, restraining any further or continued breach or violation of any such covenants. The parties agree and acknowledge that the nature of Employer's business, including the locations of its projects, vendors, customers, and potential customers, is global in nature.  Accordingly, the parties expressly agree that the foregoing restrictions on Employee need to be global in territorial scope to adequately protect Employer's business, goodwill, customer and employee relationships and Confidential Information, and that such global territorial restriction is reasonable in view of Employer's business, Employee's position and responsibilities with Employer, and Employee's access to the Confidential Information of Employer.  Employee agrees that any breach by Employee of the foregoing provisions pertaining to confidentiality, solicitation and competition, as well as any breach of the other provisions set forth in this Agreement relating to Employee's continuing obligations, including, without limitation, the obligations set forth in Sections 2, 4 and 8, will entitle Employer, for and on behalf of the other Halliburton Entities, to recover the Section 3 Benefits provided to Employee hereunder. Further, Employee agrees that the Halliburton Entities are entitled to insist on full compliance by Employee with the full terms, including time periods, set forth this Section 4.  If the scope of any restriction contained in Sections 2, 4 or 8 is deemed by a court or arbitrator to be broader than reasonable, which the parties agree should not be the case, then such restriction shall be enforced to the maximum extent permitted by law, and Employee and Employer hereby agree that such scope may be modified accordingly in any proceeding brought to enforce such restriction.

(f)          Employee understands and agrees that Employee's right to receive and retain the Section 3 Benefits is dependent and conditioned on Employee's compliance in full with all provisions contained in this Section 4.  Any failure on the part of Employee to comply with each provision, including any attempt by or on behalf of Employee to have any such provision declared unenforceable in whole or in part by an arbitrator or court, shall constitute a forfeiture of such Section 3 Benefits by Employee and shall entitle Employer to recover the full value of such benefits. For purposes of this provision, the value of the shares of Halliburton stock covered by this Agreement shall be determined by using the closing market price of Halliburton stock on the New York Stock Exchange ("NYSE") as of the Separation Date or the end of the two-year period provided for under this Section 4 (in either case a "Valuation Date") whichever is greater. If either Valuation Date is not a date upon which the NYSE is open for business, the market value shall be based upon the closing market price of Halliburton stock on the business date immediately preceding such Valuation Date.  If Employee can demonstrate to Employer's satisfaction that the retained shares of Halliburton stock were sold during the two-year period, the value of the shares of Halliburton stock for purposes of this provision shall be the pre-tax amount received by Employee from any such sale.

(g)          The provisions of Sections 2, 4 and 8 are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by Employer shall excuse or terminate Employee's obligations under this Agreement or preclude Employer from obtaining injunctive relief for Employee's violation, or threatened violation, of any of those provisions.  The restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Employee is in violation of this Agreement.

(h)          Employee agrees that the events (including negotiations) leading up to the execution of this Agreement shall not be disclosed by Employee to any other person, other than immediate family, attorneys and financial advisors or prospective employers, provided Employee informs them of this confidentiality provision and they agree to abide by it.  The parties acknowledge that Employer will be required to provide a copy of this Agreement as an exhibit to a filing with the Securities and Exchange Commission.    Without limiting the generality of the foregoing, Employee will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or its terms and conditions.  Employee further agrees that Employee shall not make, directly or indirectly, whether in writing, orally or electronically, any negative, derogatory or other comment that could reasonably be expected to be detrimental to the Halliburton Entities, their business or operations or any of their current or former employees, officers or directors.  Employee consents to Employer showing this Agreement to any third party believed by Employer to be a prospective or actual employer of Employee, and to insisting on Employee's compliance with the terms of this Agreement. Nothing in this Agreement prevents Employee from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission or any other governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law (including providing documents or other information without notice to Employer) or receiving any award for information provided under such whistleblower provisions.

(i)          For purposes of this Article 4, "affiliates" shall mean entities in which Employer has a 20% or more direct or indirect equity interest.

5.          Prior Rights and Obligations.  This Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, which Employer or any of the other Halliburton Entities may have, contractual or otherwise, relating to the employment or termination of employment of Employee with Employer or any of the Halliburton Entities; provided, however, that the foregoing provision shall not be interpreted or construed in such a manner as to limit, extinguish or otherwise adversely affect Employee's rights and the obligations of any of the Halliburton Entities under any employee retirement or welfare benefit plans, except severance plans, of Employer or the other Halliburton Entities in accordance with such plans' respective terms.

6.          No Admissions.  Employee expressly understands and agrees that the terms of this Agreement are contractual and not merely recitals and that the agreements herein and consideration paid is to compromise doubtful and disputed claims, avoid litigation, and buy peace, having the force of res judicata awarded to settlements under certain laws applicable to any of  the Halliburton Entities, and that no statement or consideration given shall be construed as an admission of any claim by any of the Halliburton Entities or their respective employees, officers, directors, shareholders, trustees, insurers, agents and representatives (collectively, including Employer, the "Halliburton Parties"), all such admissions being expressly denied. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Employer of any violation of its policies, procedures, state or federal laws or regulations.  This Agreement may be admitted into evidence, however, in any proceeding to enforce the Agreement.  In such event, such admission shall be pursuant to an order protecting its confidentiality.

7.          Employee's Representation.  Employee represents, warrants and agrees that Employee has not filed any claims, appeals, complaints, charges or lawsuits against any of the Halliburton Parties with any governmental agency or court and that Employee will not file or permit to be filed or accept any benefit from any claim, complaint or petition filed with any court by Employee or on Employee's behalf at any time hereafter relating to any claim released under this Agreement; provided, however, this shall not limit Employee from enforcing Employee's rights under the Agreement.

8.          General Release and Discharge.

(a)          Except for those obligations created and maintained by this Agreement, and in consideration of the payments and other benefits to be made or provided to Employee in this Agreement and as a material inducement to Employer to enter into this Agreement, Employee, on behalf of himself and Employee's heirs, executors, administrators, assigns, and successors, hereby agrees to release, acquit and discharge and does hereby release, acquit and discharge Employer, all Halliburton Entities and all Halliburton Parties (in both their official and individual capacities), collectively and individually, with respect to and from any and all claims and any and all causes of action, of any kind or character, whether now known or unknown, Employee may have against any of them which exist as of the Separation Date, including, but not limited to, any claim for benefits, compensation, stock, stock options, costs, damages, expenses, remuneration, salary or wages; and all claims or causes of action arising from Employee's employment, termination of employment, or any alleged discriminatory employment practices, including but not limited to any and all claims and causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. ("ADEA") and any and all claims and causes of action arising under any other federal, state or local laws pertaining to discrimination in employment or equal employment opportunity; except that the parties agree that Employee's release, acquittal and discharge shall not relieve Employer from its obligations under this Agreement. This release, acquittal and discharge also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Employee represents and warrants that no other person or entity has any interest in, or assignment of, any claims or causes of action Employee may have against any Halliburton Party and which Employee now releases in their entirety.

(b)          Notwithstanding this release, acquittal and discharge, Employee understands that nothing in this Agreement prevents Employee from filing a charge or complaint with any federal, state or local government agency including, but not limited to, the Equal Employment Opportunity Commission, or from cooperating with or participating in any such proceedings.  However, Employee hereby waives the right to recover monetary or other relief from Employer in connection with such charges or complaints.  Further, nothing in this Agreement prevents Employee from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission or any other governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law (including providing documents or other information without notice to Employer) or receiving any award for information provided under such whistleblower provisions.  Finally, Employee understands that Employee is not waiving any right, claim, or legal matter through this Agreement that cannot be waived under the law by private agreement.

9.          ADEA Rights.  Employee expressly acknowledges and agrees that by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under ADEA.  Employee further expressly acknowledges and agrees that:

(a)          In return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement;

(b)          Employee was given a copy of this Agreement on November 9, 2018, and Employee has twenty-one (21) days to review it before accepting and that subsequent changes to this Agreement, whether material or immaterial, shall not restart such 21-day review period;

(c)          Employee is hereby advised in writing by Employer to consult with an attorney before signing this Agreement; and

(d)          If Employee accepts this Agreement, Employee has seven (7) days following the date of execution of this Agreement to revoke this Agreement.

10.          Agreement Voluntary.  Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present, including all claims under the ADEA. Employee further agrees that Employee has entered into this Agreement for the above stated consideration. Employee warrants that Employee is fully competent to execute this Agreement which Employee understands to be contractual. Employee further acknowledges that Employee executes this Agreement of Employee's own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult with an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Finally, Employee executes this Agreement fully knowing its effect and voluntarily for the consideration stated above.

11.          Effective Date.  The Effective Date shall be eight (8) days after the execution of this Agreement by Employee, provided Employee has not exercised Employee's right of revocation pursuant to Section 9(d) above. This Agreement will become binding in its entirety upon Employee and Employer, and all of its provisions will be irrevocable as of the Effective Date, when executed by Employer.

12.          Payment of Taxes.  Employee agrees that Employee shall be exclusively liable for the payment of all employee federal and state taxes which may be due as a result of the consideration received herein and Employee represents that Employee shall make payments of such taxes at the time and in the amount required.  Employee hereby authorizes Employer to withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.          Dispute Resolution.  It is the mutual intention of the parties to have any disputes concerning this Agreement resolved out of court with respect to such matters as would not be res judicata by settlement under laws applicable to any of the Halliburton Entities. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution in Houston, Texas through the Halliburton Dispute Resolution Program which includes binding arbitration as its final step.  The parties each recognize that in the event any breach of this Agreement is alleged against one of the parties, the other party shall be entitled, if it so elects, to institute and prosecute proceedings related to such alleged breach through the Halliburton Dispute Resolution Program. The parties agree that such resolution of any dispute through such Program shall be binding and final. Nothing in this Section shall preclude Employer from seeking immediate relief from a court of competent jurisdiction to enjoin violation or to prevent any breach or continuation of any breach of Employee's obligations pursuant to the provisions of Sections 2 and/or 4 pending resolution through the Dispute Resolution Program.  Employee agrees that this Agreement shall serve as notice that failure to comply with Employee's obligations under this Agreement, including but not limited, to return and protect against the disclosure of all Confidential Information, and other property, could result in Employer seeking legal remedies against Employee, including a claim for damages, as well as attorneys' fees and costs pursuant to Chapter 38 of the Texas Civil Practice and Remedies Code.  Employee and Employer further agree that any lawsuit, arbitration, or other proceeding arising out of or related in any way to this Agreement or their relationship shall be commenced and maintained only in the federal or state courts or before an arbitrator in Harris County, Texas, and each party waives any current or future objection to such venue and hereby further agrees to submit to the jurisdiction of any duly authorized court or arbitrator in Harris County, Texas with respect to any such proceeding. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING AND DO HEREBY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL.

14.          Choice of Law.  This Agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflicts of law, unless preempted by the federal law of the United States, in which case federal law shall govern without application of the principles of conflicts of law. However, the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

15.          Enforcement of Agreement.  It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

16.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employer, and any other person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Employee understands and agrees that Employee is bound by this Agreement and that anyone who claims under Employee or succeeds to Employee's rights and obligations, such as Employee's spouse, children, heirs or the executors of Employee's estate is also bound.

17.          Further Executions.  The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

18.          Complete Agreement.  This instrument constitutes the entire agreement and understanding concerning Employee's employment, resignation and termination from employment, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, provided that the terms of the Executive Agreement intended to survive the termination of Employee's employment shall survive in accordance with their terms.  No amendment to or modification of this Agreement shall be effective unless reduced to writing and signed on behalf of Employer by a duly authorized representative and by Employee.

19.          Notice.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage pre-paid, addressed as follows:

If to Employer, to Halliburton Company at 3000 North Sam Houston Parkway East, Houston, Texas 77032, to the attention of the General Counsel of Halliburton Company; or to such other address of which Employee has been duly notified.

If to Employee, to Employee's last known personal residence.

20.          DEFEND TRADE SECRETS ACT NOTICE.  Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against Employer for reporting a suspected violation of law, Employee may disclose Employer's trade secrets to Employee's attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

21.          Affiliate.  Except as otherwise provided in Section 4(j) hereof, for purposes of this Agreement, the terms "affiliate" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Halliburton Entity or in which a Halliburton Entity has a 50% or more equity interest.

22.          Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities ("Section 409A"):

(a)
If Employee is a "specified employee," as such term is defined in Section 409A, any payments or benefits that are deferred compensation under Section 409A and are payable or provided as a result of Employee's termination of employment shall be payable on the date that is the earlier of (i) the date that is six months and one day after Employee's termination, (ii) the date of Employee's death, or (iii) the date that otherwise complies with the requirements of Section 409A.

(b)
It is intended that the provisions of this Agreement satisfy the requirements of Section 409A and that the Agreement be operated in a manner consistent with such requirements to the extent applicable.  Therefore, the Employer and Employee agree to construe its provisions in accordance with the requirements of Section 409A.

[Signature page follows]

Signature Page to Separation Agreement
By and Between
Halliburton Company and
Christopher T. Weber

IN WITNESS WHEREOF, Employee and Employer have duly executed this Agreement in multiple originals to be effective on the Effective Date.

HALLIBURTON COMPANY
/s/ Lawrence J. Pope	/s/ Christopher T. Weber
Lawrence J. Pope	Christopher T. Weber

Executive Vice President - Administration
& Chief Human Resources Officer

Date: November 12, 2018	Date: November 12, 2018

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